EXHIBIT 99.1

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BERRY PLASTICS ANNOUNCES THE RETIREMENT OF IRA G. BOOTS;
DR. JONATHAN RICH TO BECOME NEXT CEO

For Immediate Release:  EVANSVILLE, INDIANA, September 24, 2010 – Berry Plastics Corporation, an Apollo Management, L.P. and Graham Partners portfolio company, announced today that Ira G. Boots has decided to retire as Chairman and CEO effective October 4th, 2010.  Replacing Boots as CEO will be Dr. Jonathan (“Jon”) Rich, the President and CEO of Momentive Performance Materials.

Boots plans to remain with Berry Plastics as a member of the Board of Directors and as a business consultant.  Boots, 56, has been an employee of Berry and its predecessors since 1978 and has been CEO since 2001.  During Boots’ career with Berry he has been instrumental in growing the business from approximately $4 million in annual net sales in 1978 to more than $4 billion in annual net sales today. Additionally, Boots has been instrumental in developing the strategic direction of Berry through the successful acquisition of 30 companies.

“Berry Plastics is a special company.  Our customers, employees, communities, vendors and investors have created a rare business with proven success.  I am grateful for the opportunity to be a small part of Berry’s incredible journey.  Meaning to my life has been enhanced by walking with God, my family and working alongside our 16,000 employees.  Berry’s continued success will be a result of their talents and efforts,” stated Boots.

Jon Rich joins Berry from Momentive Performance Materials where he was President, CEO and a member of the Board of Directors.  Prior to Momentive, Jon held executive positions at Goodyear Tire and Rubber including President of Goodyear North American Tire and President of Goodyear Chemical.  Jon began his career at General Electric in 1982 where he was employed for 20 years in a variety of R&D, operational and executive roles.   Jon has a Bachelor of Science degree in Chemistry from Iowa State University, and a PhD in Chemistry from the University of Wisconsin.

"I am very excited to join the world class team at Berry Plastics.  Berry has grown tremendously under the leadership of Ira Boots, and I look forward to continuing that tradition into the future,” stated Jon Rich.

“We are extremely fortunate to have a successor of the caliber of Jon Rich to lead Berry going forward.  Jon brings to Berry proven leadership talents and an outstanding track record of growth and innovation, all of which will position Berry for continued success.  I also want to thank Ira for his over 30 years of service to Berry.  Under Ira’s stewardship, Berry has been transformed from a regional packaging business into one of the largest and most respected specialty packaging companies in the world,” said Josh Harris, Managing Partner and co-founder of Apollo Management.

Don Graham, founder of Graham Group and a Director of Berry Plastics said “We appreciate all that Ira has accomplished during his tenure at Berry and are pleased to have him continue to serve the business as member of the Board and a consultant.  As we move into the next phase of Berry's evolution, we are highly confident that Jon Rich, along with the rest of the Berry management team and employees, will drive the business to new heights.”

For additional information, please contact:

Diane Tungate
Executive Assistant
Berry Plastics Corporation
101 Oakley Street
Evansville, IN  47710
Telephone: (812) 424-2904

About Berry Plastics
Berry Plastics is a leading manufacturer and marketer of plastic packaging products. Berry Plastics is a major producer of a wide range of products, including open top and closed top packaging, polyethylene and PVC based plastic films, industrial tapes, medical specialties, packaging, heat-shrinkable coatings, specialty laminates, and FIBCs. The company's 13,000 plus customers range from large multinational corporations to small local businesses. Based in Evansville, Indiana, the company has 78 manufacturing facilities worldwide and over 16,000 employees.

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Certain statements and information included in this release may constitute "forward looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of Berry Plastics to be materially different from any future results, performance, or achievements expressed or implied in such forward looking statements. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in the company's SEC filings. The company does not undertake any obligation to update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.